Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES NOVEMBER CASH DISTRIBUTION

DALLAS, Texas, November 17, 2017 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.051016 per unit, payable on December 14, 2017, to unit holders of record on November 30, 2017.

This month’s distribution decreased from the previous month due to a slight increase of the lease operating expenses (LOE) and slight increase in capital expenditures (CAPEX) occurring on the Waddell Ranch underlying properties. This was offset by an increase in oil and gas pricing, and was the result of the number of days of production for the month of September, production did decline. The Texas Royalty Properties had a slight increase in oil and gas production along with a slight increase in the pricing of both oil and gas production.

Capital expenditures on the Waddell Ranch are slightly higher this month than previous months, with it being mostly facility projects for the remainder of the year. However, most of the additional CAPEX and LOE being incurred bringing the Tubb McKnight Water Station back on line as of the end of July has been accounted for and reflected. It is not clear at this time as to what the total cost to Trust will be until it is incurred and charged to the Trust. It is anticipated that these expenses will continue to be forthcoming in the following months.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 58,251 barrels of oil and 318,034 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 22,493 barrels of oil and 124,765 Mcf of gas. The average price for oil was $47.13 per bbl and for gas was $3.29 per Mcf. This would primarily reflect production and pricing for the month of September for oil and the month of August for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,791,689. Deducted from these would be the Lease Operating Expense (LOE) of $1,447,325, taxes of $249,993, and Capital Expenditures (CAPEX) of $213,730 totaling $1,911,048 resulting in a Net Profit of $1,880,641 for the month of October. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $1,410,481 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	58,251	318,034	22,493	124,765	*	$47.13	$3.29	**
Texas Royalties	23,408	28,279	22,237	26,865	*	$46.28	$5.72	**
Prior Month
Waddell Ranch	65,428	336,325	29,100	150,549	*	$44.81	$2.97	**
Texas Royalties	23,369	24,269	22,201	23,055	*	$43.63	$5.53	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 23,408 barrels of oil and 28,279 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 22,237 barrels of oil and 26,865 Mcf of gas. The average price for oil was $46.28 per bbl and for gas was $5.72 per Mcf. This would primarily reflect production and pricing for the month of September for oil and the month of August for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,245,178. Deducted from these would be taxes of $170,188 resulting in a Net Profit of $1,074,990 for the month of October. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,021,240 to this month’s distribution.

General and Administrative Expenses deducted for the month were $55,185 resulting in a distribution of $2,377,816 to 46,608,796 units outstanding, or $0.051016 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2017 tax information packets are expected to begin mailing directly to unitholders in early March 2018. A copy of Permian’s 2017 tax information booklet is expected to be posted on Permian’s website by March 1, 2018. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by the end of February for 2017 tax reporting.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2017, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:             Ron Hooper, Senior Vice President, Southwest Bank, Trustee, Toll Free – 1.855.588.7839